Exhibit 10.28

JOINT DEVELOPMENT AND TECHNOLOGY TRANSFER AGREEMENT

This Joint Development and Technology Transfer Agreement (Agreement) is entered into as of July 10, 2001 (Effective Date) by and among BC International Corporation, a Delaware corporation (Licensor), Marubeni Corporation, a Japanese corporation (Marubeni), and Tsukishima Kikai Co., Ltd., a Japanese corporation (TSK) (each of Marubeni and TSK, a Licensee, and together, Licensees).

Background

Licensor has certain technology for developing biomass to ethanol production facilities. Licensor and the Licensees desire to enter into a collaborative agreement whereby the Licensees will utilize such technology to build ethanol production facilities in certain Asian markets. This Agreement sets forth the terms under which the parties will collaborate on the development and commercialization of such technology.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and the Licensees agree as follows:

1.	DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein will have the meaning set forth below.

Affiliate means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

Confidential Information means all (i) Information disclosed to the Recipient by the Discloser, or by any of its affiliates, suppliers, customers, employees, contractors or agents, orally, visually, in writing or by way of any other media; and (ii) all copies, digests, summaries of Information, as well as feedback, suggestions, improvements or other inventions, ideas or works of authorship derived from the Information, except (in either case) any portion thereof that the Recipient can demonstrate by clear and convincing evidence: (a) was known to Recipient before receipt thereof from or on behalf of the Discloser or any of its affiliates, suppliers, customers, employees, contractors or agents; (b) is disclosed to the Recipient by a third person who has a right to make such disclosure without any obligation of confidentiality to the Discloser; (c) is or becomes generally known in the trade without violation of this Agreement by the Recipient; or (d) is independently developed by the Recipient or Recipient’s employees or consultants to whom the Discloser’s information was not disclosed and without use of, or reference to, the Discloser’s information; provided that only the specific Information that meets the exclusion will be excluded and not any other Information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

Ethanol Project means a project for constructing and operating, within the Territory, a Plant for which a Qualified Company or a Licensee is the Project Sponsor.

Excluded Companies means [***] and their respective Affiliates.

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Force Majeure Event means, with respect to a party to this Agreement, any event beyond the control of such party, including, without limitation, fire, flood, riots, strikes, epidemics, civil unrest, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

Gross Revenues means, as to any entity, receipts from the manufacture, use, sale or distribution of Licensor Technology or Licensed Products or any product generated by the use of the Licensor Technology at the Plant, plus all fees derived from the provider of the feedstock to be used with the Licensor Technology.

Improvements means any additions, developments, enhancements, updates and other changes in the Licensor Technology, Licensor Non-Ethanol Technology or Selected Non-Ethanol Technology, as applicable, including, without limitation, any new or improved process, technology, design change, manufacturing or processing technique, or any other invention or creation derived from, relating to, based upon or developed through use of or reference to the Licensor Technology, Licensor Non-Ethanol Technology or Confidential Information of Licensor.

Information means all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, plans, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, trade secrets and all other proprietary information (including all originals, copies, digests and summaries in any form) of the disclosing party or any of its affiliates, suppliers, customers, employees, contractors or agents.

Jennings Engineering Documents means the engineering documents for Licensor’s Jennings, Louisiana Plant which are commonly referred to as “Exhibit A” of the Shaw Group EPC Agreement, which documents are listed on Exhibit E.

License Agreement means a license agreement granting the right to use Licensor Technology in connection with the construction and operation of a Plant or Licensee Plant, or Selected Non-Ethanol Technology, as applicable, in substantially the form(s) set forth in Exhibit C, plus, (i) in the case of either Selected Non-Ethanol Technology or Licensor Technology where a Licensee is acting only as a sales representative, such changes as are determined by Licensor; or (ii) in the case of Licensor Technology where a Licensee is acting as sublicensor, such changes as are requested by Licensee and accepted by Licensor (provided, that Licensor consent shall not be required for any change(s) so long as such change(s) do not decrease or limit the restrictions or obligations applicable to the sublicensee, or otherwise adversely affect Licensor’s rights as compared to the standard form, as set forth in the applicable form of license agreement set forth in Exhibit C).

Licensed Product has the meaning set forth in the Master License Agreement.

Licensee Plant, with respect to a Licensee, means a facility capable of converting biomass to ethanol, by use of the Licensor Technology, which is located within the Territory in which such Licensee either owns, directly or indirectly, at least a [***] interest.

Licensee Sales Market means the world, excluding those countries set forth in Exhibit D, as modified from time to time by Licensor, which Licensor has established as the exclusive territory of a third party.

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Licensor Non-Ethanol Technology means individually and collectively, and exclusive of the Licensor Technology, the intellectual property rights embodied or disclosed in (a) all patents, patent applications and rights to file patent applications owned by Licensor or its Subsidiaries and any Improvements thereto, including but not limited to (i) any patent application filed as a continuation, division, or continuation-in-part thereof, patents issuing therefrom and reissues, reexaminations and extensions of such patents; and (ii) any foreign counterpart to the patents, patent application(s), reissues, reexaminations and extensions described in clause (a)(i), patents issuing therefrom and extensions thereof; (b) all other Confidential Information, discoveries, inventions, know-how, techniques, methodologies, modifications, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or fixed in a tangible medium of expression by consultants or employees of Licensor or its Subsidiaries at any time prior to the Effective Date; and (c) all Improvements to the items in (a) and (b) now or hereafter owned by Licensor or its Affiliates, or to which Licensor or its Affiliates may acquire rights (subject to Section 2.6).

Licensor Technology means individually and collectively the intellectual property rights embodied or disclosed in: (a) all patents, patent applications and rights to file patent applications relating to the biomass to ethanol conversion process described in Exhibit A (the Process) which are owned or controlled by Licensor or its Subsidiaries including but not limited to, (i) the patent application(s) and patents listed in Exhibit B, as it may be updated from time to time during the term of this Agreement by Licensor to reflect Improvements; (ii) any patent application owned by Licensor or its Subsidiaries which is filed as a continuation, division, or continuation-in-part of the patent application(s) described in clause (a)(i), patents issuing therefrom and reissues, reexaminations and extensions of such patents; and (iii) any foreign counterpart to the patents, patent application(s), reissues, reexaminations and extensions described in clauses (a)(i)-(iii), patents issuing therefrom and extensions thereof; (b) all other Confidential Information, discoveries, inventions, know-how, techniques, methodologies, modifications, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or fixed in a tangible medium of expression by consultants or employees of Licensor or its Subsidiaries at any time prior to the Effective Date, concurrent with or related to the Process; (c) the UFRFI Technology; and (d) all Improvements to the items in (a), (b) and (c) now or hereafter owned by Licensor or its Subsidiaries, or to which Licensor or its Subsidiaries may acquire rights (subject to Section 2.6).

Master License Agreement means the Amended and Restated License Agreement dated October 26, 1995 between Licensor and UFRFI, as amended from time to time (a copy of which is attached hereto for informational purposes as Exhibit G).

Milestone Requirements means the requirements set forth in Section 2.5.

Nameplate Capacity means, with respect to a Plant or a Licensee Plant, the final, design-basis, annual production capacity of such Plant or Licensee Plant, as set forth in the final engineering package providing the specifications used for the construction of the Plant or Licensee Plant, as applicable, a copy of which must be provided to Licensor prior to construction of such Plant of Licensee Plant.

Person means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

Plant means a facility capable of converting biomass to ethanol by use of the Licensor Technology.

Project Sponsor means the lead project participant in terms of the organization and development of a Plant.

Qualified Company means an entity (other than Marubeni and TSK and their respective Affiliates) which is organized and existing under the laws of Japan and has its principal executive offices located in Japan.

Selected Non-Ethanol Technology means that Licensor Non-Ethanol Technology which a Licensee has elected, pursuant to Section 5.2(b), to market in a sales representative capacity hereunder. Any reference herein to Selected Non-Ethanol Technology will apply to any Licensee only if and to the extent such Licensee has so elected.

Strategic Partner means those parties as set forth on Exhibit F as amended from time to time by the Licensees upon written notice to Licensor, but subject to Licensor’s prior written consent, which consent will not be unreasonably withheld or delayed.

Subsidiary means, with respect to either party, an Affiliate that is controlled by such party.

Sugar Company means any of (a) the companies within the [***]; (b) the companies listed on Exhibit I or (c) subject to Licensor’s reasonable consent, any successor of any of the foregoing.

Sugar Projects means a project for which a Sugar Company is engaged in the organization and development of a Plant within Thailand.

Territory means Japan, Thailand, Malaysia and Indonesia.

UFRFI Technology means the rights and licenses now or hereafter granted to Licensor under the Master License Agreement and subject to any terms, conditions and restrictions imposed by the Master License Agreement.

1.2 Other Defined Terms. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term:

Agreement	Recitals
Control	Section 1.1
Cost	Section 6.3
Demonstration Plant	Section 2.5(a)
Discloser	Section 12.1
EPC Contracts	Section 2.4
Finder’s Fee	Section 3.4(a)
first right	Section 2.4
Indemnifying Licensee	Section 9.2(b)
Indemnitee	Section 9.4
Indemnitor	Section 9.4
Initial Marketing Period	Section 2.5(b)
Inventions	Section 7.1(b)
Licensee(s)	Recitals
Licensee Indemnitees	Section 9.2(a)
Licensor	Recitals
Licensor/Licensee Indemnitees	Section 9.2(b)

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Licensor Trademarks	Section 4.7
Losses	Section 9.2
Marubeni	Recitals
Payment Date	Section 3.4(b)
PDP	Section 6.3
Preferred Return	Section 3.6
Process	Section 1.1
Prospect	Section 6.1
Recipient	Section 12.1
Representative	Section 11.1
Reviewed PDP	Section 6.3
Royalty	Section 3.5
Standard License Fee	Section 3.4(b)
Target Market	Section 3.7
Technical Liaison	Section 5.1(b)
Technical Meeting	Section 5.1(a)
Technology Development Payments	Section 3.1
Thailand Plant Payment	Section 3.2
Title 11	Section 2.7
Trademarks	Section 4.7
TSK	Recitals
UFRFI	Section 7.3(c)

2.	RIGHTS GRANTED.

2.1 Appointment. (a) Subject to the terms and conditions set forth in this Agreement, Licensor hereby appoints each Licensee, and each Licensee accepts such appointment, as Licensor’s sales representative to the extent of the following grant: Licensor grants to each Licensee (i) the exclusive right to market the use of the Licensor Technology in connection with the construction and operation of Ethanol Projects; (ii) the exclusive right to market use of the Licensor Technology in connection with the construction and operation of Sugar Projects; (iii) the exclusive right to market Selected Non-Ethanol Technology (as applicable to a Licensee pursuant to Section 5.2(b)) to Qualified Companies (excepting the Excluded Companies) within the Territory; and (iv) the non-exclusive right to market the Licensor Technology within the Licensee Sales Market (subject to Section 6.1). For clarification purposes, the exclusive rights granted in this Section 2.1(a) will be, with respect to Marubeni, exclusive of all parties other than TSK and, with respect to TSK, exclusive of all parties other than Marubeni.

(b) Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to each Licensee (and each Licensee accepts) the exclusive right to grant sublicenses in and to the Licensor Technology solely in connection with the construction and operation of Ethanol Projects and/or Sugar Projects; provided that such Licensee may not grant any sublicense except pursuant to a fully executed License Agreement; and further provided that notwithstanding the foregoing, (x) Licensor retains the right to grant sublicenses in and to the Licensor Technology to the Licensees or their Affiliates, and (y) neither Licensee may sublicense the Licensor Technology to itself or to any of its Affiliates. For clarification purposes, the exclusive rights granted in this Section 2.1(b) will be, with respect to Marubeni, exclusive of all parties other than TSK and Licensor (as a Licensee’s licensor) and, with respect to TSK, exclusive of all parties other than Marubeni and Licensor (as a Licensee’s licensor).

(c) The exclusive rights granted in Section 2.1 (a) and (b) as they pertain to the UFRFI Technology will become non-exclusive upon the termination of the Exclusive Period (as defined in the Master License Agreement).

(d) Subject to the parties’ obligations with respect to entering into applicable License Agreements under Section 6.2 of this Agreement, and excluding the grant of the right to sublicense as set forth in Section 2.1(b), nothing in this Section 2.1 grants or is intended to grant to the Licensees any license or create a licensing relationship between either Licensee and Licensor or otherwise confer upon either Licensee any right to enter into sublicenses with third parties with respect to the Licensor Technology or the Licensor Non-Ethanol Technology.

(e) This Agreement does not convey to the Licensees any ownership rights in any Licensor Technology or Licensor Non-Ethanol Technology by implication, estoppel or otherwise. As between the Licensor on the one hand and the Licensees on the other hand, and except as set forth in Section 7.1(b) with respect to Inventions, title to the Licensor Technology and Licensor Non-Ethanol Technology will at all times remain vested in Licensor, and Licensor retains the right to (i) appoint other sales agents or representatives or authorize other sublicensors with respect to the Licensor Technology and/or Selected Non-Ethanol Technology with respect to any geographic area, potential sublicensees, or field of use where the Licensees do not have exclusive rights pursuant to Section 2.1; and (ii) use the Licensor Technology and Selected Non-Ethanol Technology for its internal purposes or, subject to the exclusivity provisions of Section 2.1 (b), to license it to others. Each Licensee agrees that it will not claim or assert any right, title or interest in or to any such Licensor Technology or Licensor Non-Ethanol Technology as a result of or in connection with the relationships created under this Agreement or any License Agreement.

2.2 Licensee Plants; Demonstration Plant. (a) As of the Effective Date and subject to the terms and conditions set forth in this Agreement, including, without limitation, the procedures set forth in Section 6, from time to time, Licensor will, at each Licensee’s request, enter into License Agreements for the Licensor Technology for the construction and operation by such Licensee of a Licensee Plant. As also provided in the form of License Agreement, the up-front license fee payable to Licensor with respect to each Licensee Plant (other than the Demonstration Plant) will be an amount equal to [***] of Nameplate Capacity (as adjusted to reflect changes in the Nameplate Capacity from the date of the execution of the License Agreement to the commencement of operation of the Licensee Plant) for ethanol of such Licensee Plant or [***] Dollars ($[***]), which fee will be payable in [***] as follows: [***]. Nothing in this Section 2.2 grants or is intended to grant to either Licensee any license or create a licensing relationship between either Licensee and Licensor or otherwise confer upon either Licensee any right to enter into sublicenses with third parties with respect to the Licensor Technology or the Licensor Non-Ethanol Technology.

(b) Licensor will, at Licensees’ request, enter into a License Agreement for the Licensor Technology for the construction and operation of a Demonstration Plant. The up-front engineering services fee payable to Licensor with respect to the Demonstration Plant will be an amount determined as follows: (i) if Licensees internally (or through Affiliates) finance more than [***]% of the construction of the Demonstration Plant, Licensees will pay to Licensor no up-front fee; provided that if Licensees request Licensor to provide preliminary development services, Licensor will provide such services on a Cost plus [***]% basis up to a maximum of $[***], as invoiced; and further provided that Licensor will not be obligated to perform such services to the extent that billings therefor exceed $[***]; or (ii) except in the case that Licensees internally (or through Affiliates) finance more than [***]% of the construction of the Demonstration Plant as described in clause (i) above, Licensees will pay or cause to be paid to Licensor upon execution of the underlying License Agreement $[***] (provided that in the event that any third parties are engaged in connection therewith by Licensor for engineering, testing or other services, Licensor will invoice Licensee therefor in the amount of Licensor’s cost for such third party services), in exchange for which, Licensor will provide a preliminary development package consisting of drawings and documents similar in scope and nature to those used for Licensor’s pilot Plant in Louisiana. Upon Licensee’s request, Licensor will deliver the master culture for the Demonstration Plant of KO11 or other micro-organism that constitutes Licensor’s most advanced, generally commercially available ethanol production micro-organism.

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2.3 Jennings Engineering Documents. Promptly after the execution of this Agreement, but in no event more than 20 days after the Effective Date, Licensor will deliver to each Licensee a copy of the Jennings Engineering Documents. Upon receipt thereof, the Licensees will have the right, subject to the terms and conditions of this Agreement, to use the Jennings Engineering Documents and the know-how and other concepts and information contained therein only for its own internal training and reference purposes. The Jennings Engineering Documents will be (i) provided only for the purposes, and may not be used or relied upon for any purpose except as expressly set forth in this Section 2.3, and (ii) deemed to be Confidential Information of Licensor.

2.4 EPC Contractor Status. Subject to the terms and conditions of this Agreement: (a) with respect to any Plant or Licensee Plant construction project obtained by a Licensee in its capacity as sales representative under Section 2.1, such Licensee will have the first right to perform engineering, procurement and construction contracts (EPC Contracts) arising in connection therewith; and (b) with respect to any Licensee Plant or Plant construction project for which a Licensee is a sublicensor of the Licensor Technology, such Licensee will have the first right to perform EPC Contracts arising in connection therewith. As used herein, first right means that such Licensee may within 10 days after the execution of the applicable License Agreement, provide written notice to Licensor that Licensee opts not to provide such services (in which case, Licensor may provide such services if it so decides); provided that if no such notice is received by Licensor within such 10 day period, such Licensee will be deemed to have exercised its right to perform such services. Notwithstanding the foregoing, Licensor will have the right to review and approve, prior to commencement of construction, the design engineering package and detail engineering package (at Licensee’s cost and at Licensor’s then-standard rates) relating to or arising from each of the [***] (whether for Plants or Licensee Plants) commenced subsequent to the Effective Date that qualify as either an Ethanol Project or a Sugar Project. Licensor will include the Licensees on its customary list of qualified contractors.

2.5 Milestone Requirements. (a) The Licensees will use their commercially reasonable best efforts to construct, or to have constructed, a demonstration Licensee Plant (the Demonstration Plant) in the Territory within [***] after the Effective Date. The Demonstration Plant, as completed, must (i) have a Nameplate Capacity (as adjusted to reflect changes in the Nameplate Capacity from the date of the execution of the License Agreement to the commencement of operation of the Licensee Plant) of no more than [***] US gallons of ethanol through use of the Licensor Technology; and (ii) be used for demonstration and research and development purposes only and may not otherwise use, sell or distribute any product therefrom, or manufacture any product for commercial use, sale or distribution. Licensees will be deemed to have satisfied their obligations under this Section 2.5(a) if, in lieu of a Demonstration Plant, they construct within [***] after the Effective Date a fully-functioning Licensee Plant.

(b) At least one License Agreement for the Licensor Technology must be executed by Licensor and a Licensee (with respect to a Licensee Plant or the Demonstration Plant), or by Licensee and a third party (with respect to a Plant for an Ethanol Project or a Sugar Project), within [***] after the Effective Date (the Initial Marketing Period).

(c) During the term of this Agreement, at least one additional License Agreement for the Licensor Technology must be executed by Licensor and a Licensee (with respect to a Licensee Plant or the Demonstration Plant), or by a Licensee and a third party (with respect to a Plant for an Ethanol Project or a Sugar Project), during each [***] period following the Initial Marketing Period); provided that if neither Licensor nor any licensee of the Licensor Technology (other than the Licensees) has constructed, anywhere in the world, a Plant and commenced commercial production of ethanol therein prior to the expiration of the Initial Marketing Period, the Initial Marketing Period will be extended until the date of such commencement of commercial ethanol production at such a Plant.

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(d) Failure to comply with Section 2.5(a), (b) or (c) will result in immediate conversion of all exclusive rights granted to Licensees in Section 2.1 to non-exclusive rights.

(e) Throughout the term of this Agreement, the Licensees will each provide Licensor with reasonably detailed, periodic summary reports on the progress and plans for meeting the Milestone Requirements, such reports to be provided no less frequently than once every 6 months. In addition, the Licensees will provide to Licensor commercially reasonable evidence of the Licensees having achieved each of the Milestone Requirements within 60 days after the corresponding due date for each Milestone Requirement as set forth above.

2.6 Third Party Limitations. (a) The rights granted by Licensor pursuant to this Section 2, insofar as they relate to technology, property or rights that are developed or acquired with or from any third party currently or in the future, may become subject to any applicable restrictions and consents relating to such technology, property or rights under any license or similar agreement to which Licensor may in the future become a party. As Licensor develops or obtains rights to new technology that would constitute an Improvement to the Licensor Technology, in the event that any such license or other agreement imposes restrictions that may apply to the transactions contemplated by this Agreement concerning the Licensor Technology, Licensor will make commercially reasonable efforts to obtain license rights to include such intellectual property in the Licensor Technology (i) for use, application and sublicensing, as applicable, as contemplated by this Agreement, or (ii), if the licensor will not grant such rights to the extent described in clause (i), then to the extent such third party is willing to so grant.

(b) Licensor will use good faith efforts not to reduce the functional scope of its current, sublicensable rights under the Master License Agreement to the extent such reduction would have a material adverse effect on the Licensees, unless Licensor provides Licensees with substantially equivalent technology.

2.7 Bankruptcy. The licenses to be granted under the License Agreements will be, for all purposes of Section 365(n) of Title 11 of the United States Code (Title 11) and the equivalent provisions, if any, of the bankruptcy laws of the countries within the Territory, licenses of rights to “intellectual property” as defined in and for the purposes of Title 11 and any such equivalent law. Licensor agrees that each Licensee thereunder will retain and may full exercise all of its rights under Title 11 and any such equivalent law.

2.8 Master License Agreement. Each Licensee agrees that the obligations to UFRFI of Articles II, V, VII, VIII, IX, X, XII, XV, XVII and Section 13.8 of the Master License Agreement are binding upon each Licensee as if each Licensee were a party thereto.

2.9 Engineering Services. The Licensees agree that no engineering services may be conducted with respect to any Plant or Licensee Plant unless and until a License Agreement is fully executed with respect thereto, and Licensor has received the [***]fee to which it is entitled hereunder or under the applicable License Agreement (e.g., the Standard License Fee or the up-front fee described in Section 2.2).

3.	CONSIDERATION.

3.1 Technology Development Payments. In consideration of the technology transfer, engineering, research and development, and training services provided by Licensor hereunder pursuant to Article 5, all of which will be performed within the United States, Licensees will pay to Licensor the aggregate amount of [***] Dollars ($[***]) (Technology Development Payments) in the following installments and upon the initial occurrence of each of the following events:

(a) [***] Dollars ($[***]) payable upon the Effective Date;

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(b) [***] Dollars ($[***]) payable upon receipt by the Licensees of the Jennings Engineering Documents; and

(c) [***] Dollars ($[***]) payable upon the earlier of (i) completion of the Technical Meeting or (ii) 45 days after the Effective Date.

3.2 Thailand Plant Payment. Within 30 days after the Effective Date, the Licensees will pay to Licensor the amount of [***] Dollars ($[***]) (Thailand Plant Payment) in consideration for the technology transfer, engineering, research and development, and training services that Licensor will provide (within the United States only) as specified in this Section 3.2. Licensor agrees to commit the Thailand Plant Payment to funding its non-reimbursable development expenses related to or arising from Licensor’s involvement in any Sugar Project. Licensor will provide to the Licensees within a commercially reasonable period after the Effective Date, a standardized process development package developed within the United States containing in all material respects the items listed on Exhibit J, and related technical, explanatory consulting services, for Licensees’ use for business development and engineering services in connection with the rights granted in Sections 2.1, 2.2 and 2.4. Failure by the Licensees to make the Thailand Plant Payment in accordance with this Section 3.2 will result in the conversion of the exclusive rights granted to the Licensees in Section 2.1(a)(ii) to non-exclusive rights. Licensor acknowledges that the Licensees may seek to recoup such Thailand Plant Payment from the owner of the first Sugar Project undertaken hereunder after the Effective Date and Licensor will reasonably cooperate in such efforts (including providing for such recoupment to the Licensees in the applicable License Agreement on terms and conditions mutually satisfactory to the parties); provided, that if and to the extent the Licensees wish to effect such recoupment through additional fees or other provisions in the underlying License Agreement or other agreement with such owner, such additional fees or provisions must be mutually agreed upon by the parties in their reasonable discretion; provided that such fees or provisions may not result in a decrease in or delay of payment of the amounts that would otherwise be payable to Licensor, in accordance with this Agreement or the applicable form of License Agreement, without Licensor’s express written consent.

3.3 Remittance; Foreign Exchange; Taxes. (a) All payments required to be made by either Licensee to Licensor hereunder will be made by wire transfer of immediately-available funds delivered to the bank account identified in writing by Licensor. All payments will be stated and paid in U.S. Dollars. Revenue received in currencies other than U.S. Dollars will be converted into U.S. Dollars by using the exchange rate for buying U.S. Dollars prevailing at the Chase Manhattan Bank (N.A.) or any successor on the last business day of the calendar quarterly reporting period to which such payments relate, in the case of payment of royalties, or on the business day on which such payments become payable hereunder if other than royalty payments.

(b) All payments required by this Agreement, except under Sections 3.1, 3.2 and 3.6, are exclusive of federal, state, local and foreign taxes, duties, tariffs, levies and similar assessments and Licensees agree to bear and be responsible for the payment of all such charges imposed, excluding taxes based upon Licensor’s net income. All amounts due hereunder shall be grossed-up for any withholding taxes imposed by any government entity if and to the extent necessary to give effect to this Section 3.3(b),

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3.4 Allocation of Royalties and License Fees. (a) With respect to any Prospect introduced to Licensor by either Licensee in such Licensee’s capacity as sales representative pursuant to Section 2.1(a), which Prospect (i) enters into a License Agreement with Licensor, and (ii) in the case of a Prospect introduced pursuant to Section 2.1(a)(iii) for the licensing of Selected Non-Ethanol Technology (to the extent applicable for such Licensee), if the Licensee’s rights under Section 2.1(a)(iii) have been converted to non-exclusive rights, is not already an Excluded Company or a licensee of Licensor or otherwise previously solicited by Licensor or any of its other sales agents or representatives in more than merely a perfunctory manner (e.g., mass mailings or public advertisements), Licensor will pay such Licensee [***] percent ([***]%) of the up-front license fee that Licensor receives from such Prospect (Finder’s Fee); provided that if both Licensees participated as sales representatives, the Licensees will allocate between them such amount such that Licensor will not be obligated to pay more than [***] percent ([***]%) in the aggregate for such Finder’s Fee. The Finder’s Fee will not apply or otherwise be payable with respect to Licensee Plants or to Prospects for Ethanol Projects or Sugar Projects for which such Licensee acts as sublicensor. Payment of any Finder’s Fee is subject to the applicable Licensee’s participation and cooperation in accordance with Section 6.2 from the commencement of Licensor negotiations through execution of the License Agreement with such Prospect. Licensor will pay the Finder’s Fee to such Licensee promptly after the later of (i) Licensor’s receipt of such upfront fee or (ii) execution of such License Agreement.

(b) With respect to each Prospect which enters into a License Agreement with a Licensee, with such Licensee acting in its capacity as sublicensor pursuant to Section 2.1(b), which Prospect (i) if the Licensees’ rights under Section 2.1(a) or (b) have been converted to non-exclusive rights, was not already a licensee of Licensor or otherwise previously solicited by Licensor or any of its other sales agents or representatives in more than merely a perfunctory manner (e.g., mass mailings or public advertisements), and (ii) enters into a License Agreement with Licensor, then, as provided in greater detail below and in the form of License Agreement, and subject to the terms of the applicable executed License Agreement, such Prospect will pay to such Licensee a one-time up-front license fee in an amount at least equal to [***] of the proposed Plant’s Nameplate Capacity (as adjusted from the date of the execution of the License Agreement to the commencement of operation of the Licensee Plant) for ethanol (the Standard License Fee). Such Prospect will pay such Standard License Fee to the applicable Licensee in [***] upon each of the following dates (each a Payment Date): [***]. Within 30 days after each Payment Date, such Licensee will pay to Licensor an amount equal to the amount payable by the sublicensor on such Payment Date until Licensor receives an aggregate of [***] percent ([***]%) of the Standard License Fee, and the remaining [***]% will be retained by the Licensee. If at any time, such Licensee procures license fees in excess of the Standard License Fee, such Licensee and Licensor will divide such excess [***], and such excess will be allocated for payment purposes evenly over each Payment Date.

(c) As provided in greater detail in the form of License Agreement, and subject to the terms of the applicable executed License Agreement, with respect to each Prospect which enters into a License Agreement with a Licensee for the licensing of Licensor Technology, such Prospect will be required to pay to the applicable Licensee a royalty (in addition to the Standard License Fee and out-of-pocket reimbursements or other amounts payable pursuant to the License Agreement) of [***], of Licensee and any other entity whose right to manufacture, use, sell or distribute Licensed Products is derived from Licensee. Such Licensee will pay to Licensor [***] percent ([***]%) of the applicable royalty within 30 days after such royalty payment become payable under the License Agreement.

(d) A Licensee will receive [***] percent ([***]%) of any research and development fees which Licensor receives (other than research and development fees received by Licensor (i) pursuant to Section 6.3, (ii) from Excluded Companies or (iii) from a Licensee or its Affiliates) from companies in the Territory for which such Licensee acted as sales representative pursuant to Section 2.1; provided that if both Licensees participated as sales representatives, the Licensees will allocate between them such amount such that Licensor will not be obligated to pay more than [***] percent ([***]%) in the aggregate of any such research and development fees.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

3.5 Licensee Royalty Payments. As provided in greater detail in the form of License Agreement and subject to the terms of the applicable executed License Agreement, for each Licensee Plant (other than the Demonstration Plant), the applicable Licensee will pay to Licensor, within 30 days after the end of each calendar quarter, a royalty (Royalty) of [***], of Licensee and any other entity whose right to manufacture, use, sell or distribute Licensed Products is derived from Licensor during such calendar quarter. If and to the extent that Licensor charges a lower royalty on the sale of ethanol to any other similarly situated licensee (except in the case of [***] or its Affiliates), the royalty set forth in this Section 3.5 and any License Agreements with respect to a Licensee Plant will be deemed to be amended to reflect such lower amount as of the date that such lower amount went into effect for such other licensee.

3.6 Preferred Return. With respect to a Plant or Licensee Plant (other than the Demonstration Plant), the applicable Licensee or sublicensee, as the case may be, will pay Licensor an annual preferred return payment (Preferred Return) calculated on an annual basis as follows: (a) free cash flow before taxes accruing during such year (calculated as EBITDA minus scheduled principal and interest debt payments for such period actually paid, determined in accordance with U.S. GAAP) [***] of the outstanding balance of such Licensee’s or sublicensee’s unrecovered invested capital in such Licensee Plant or Plant, as the case may be, MULTIPLIED BY (b) [***]. In the event a Licensee acts as sales representative pursuant to Section 2.1 with respect to a Plant, such Licensee will be entitled to receive [***] of any such amount received by Licensor by any third party with respect thereto.

3.7 Market Study. If a Licensee provides a marketing study for a particular geographic region and/or industry segment for which such Licensee has exclusive rights under Section 2.1 (Target Market) which demonstrates that the construction and operation of Plants or Licensee Plants is not economically marketable in the Target Market because of the pricing structure set forth in this Agreement and/or the form(s) of License Agreement attached as Exhibit C, the parties agree to discuss in good faith changes, whether fixed or temporary, to such pricing structure such that such Plants or Licensee Plants would be economically marketable with respect to the Target Market. Likewise, in the event that such pricing structure has been revised as a result of such discussions, in the event that Licensor provides a marketing study with respect to the Target Market which demonstrates that the construction and operation of Plants or Licensee Plants is economically marketable under the original pricing structure hereunder, then the parties agree to discuss in good faith reverting the pricing structure to its original state.

4.	LICENSEES’ RIGHTS AND OBLIGATIONS.

4.1 Promotion and Marketing. With respect to any exclusive right granted to the Licensees under Section 2.1, each Licensee will, at its cost and expense, use its best commercial efforts, marketing through its normal marketing channels and resources, to actively promote and market the Licensor Technology and Selected Non-Ethanol Technology.

4.2 Market Practices. Each Licensee will (a) use commercially reasonable efforts to conduct business in a manner that reflects favorably at all times on the Licensor Technology and Licensor Non-Ethanol Technology and the good name, goodwill and reputation of Licensor; (b) avoid deceptive, misleading or unethical practices that are or might be detrimental to Licensor, the Licensor Technology or Licensor Non-Ethanol Technology, or the public, including but not limited to disparagement of Licensor, the Licensor Technology or Licensor Non-Ethanol Technology; (c) make no false or misleading representation with respect to the Licensor Technology or Licensor Non-Ethanol Technology; (d) not publish or use any misleading or deceptive advertising or marketing material; and (e) make no representations with respect to the Licensor Technology or Licensor Non-Ethanol Technology that are inconsistent with this Agreement. The Licensees have no right or authority to enter into any License Agreement on behalf of Licensor or to otherwise bind Licensor to any License Agreement except as expressly set forth in Section 6.2.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

4.3 Regulatory and Legal Requirements. (a) Each Licensee agrees to comply with all material, applicable regulatory, statutory and treaty requirements in the Territory or any other country in which such Licensee operates as Licensor’s sales representative and/or sublicensor hereunder, and not to place Licensor in jeopardy of not complying with any such requirements.

(b) Each Licensee acknowledges and expressly agrees that certain laws of the United States of America, including, but not limited to, the United States Export Control Regulations and the Foreign Corrupt Practices Act, may result in the imposition of sanctions on Licensor or its Affiliates. Therefore, each Licensee expressly agrees that in performing its rights and obligations under this Agreement it will comply at all times with such laws or regulations of the United States of America.

4.4 Account Management. Each Licensee agrees to notify Licensor within three (3) business days (unless a shorter period is required under applicable laws or regulations) whenever such Licensee becomes aware of a material adverse experience with any of the Licensor Technology or Licensor Non-Ethanol Technology.

4.5 Reports and Other Information. Each Licensee agrees that during the term of this Agreement it will: (a) respond in writing to any reasonable request by Licensor for market information which exists and is in such Licensee’s possession at the time of such request, including information concerning competitive activity, pricing, distribution and Territory surveys and forecasts; and (b) promptly forward to Licensor any inquiry or other communication received by such Licensee concerning any of Licensor’s technology that appropriately should be responded to by Licensor, including all inquiries related to the construction or operation of Plants.

4.6 Advertising and Marketing Activities. All advertising and promotional materials prepared by the Licensees, including, but not limited to, those using a trademark, trade name, or name of Licensor or its Affiliates, and all translations thereof, will be subject to prior review and written approval by Licensor, which approval will not be unreasonably withheld or delayed. Once advertising copy has been approved, it may be used repeatedly in the same approved form without need for new approval for each use, unless Licensor notifies the applicable Licensee that such prior approval has been withdrawn.

4.7 Trademark Rights. No party hereunder may use any trademarks, trade names or service marks, or any derivatives thereof (Trademarks) of any other party except as specifically agreed in writing by such other party in its sole discretion. All right, title and interest to the Trademarks of Licensor (Licensor Trademarks) and the Trademarks of each Licensee will remain with Licensor and the applicable Licensee respectively, and no other right or license relating thereto is granted hereunder. If approved by Licensor, a Licensee may only use the Licensor Trademarks in promotional, sales or service literature in which Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee) is mentioned. All use by the Licensees of the Licensor Trademarks will be controlled by and inure to the benefit of Licensor. The Licensees agree to cooperate with and offer reasonable assistance to Licensor in facilitating Licensor’s control of the Licensor Trademarks and the quality of the underlying goods and services, including, without limitation, review and inspection of operations and facilities used to provide goods or services which the Licensees market under the Licensor Trademarks. If agreed, Licensor will provide to each Licensee its standard advertising specifications for the Licensor Trademarks, and where appropriate, the electronic files of these items for use in promotional and sales materials.

4.8 Expenses. Except as otherwise specifically provided herein or otherwise agreed to in advance and in writing, (i) each party will bear all costs and expenses associated with its performance of this Agreement, including, but not limited to, amounts due employees or agents thereof, advertising, translations, bad debt expense, commissions, licensing fees, regulatory fees, and taxes; and (ii) in no event will any party be liable for any expense incurred by any other party.

4.9 Competing Technology. During the term of this Agreement and for a period of [***] after the term of this Agreement, neither Licensee (nor any of their respective Affiliates) will directly or indirectly market, promote or sell within the Territory any technology that has design, functions or features that compete with the Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee). For purposes of this Section 4.9, it is acknowledged that [***] are not competitive technologies.

5.	LICENSOR OBLIGATIONS

5.1 Technical Reports; Training; Consultation. (a) Within 45 days after the Effective Date, Licensor will meet with technical specialists from each Licensee at Licensor’s facility in Jennings, Louisiana, USA (Technical Meeting) to provide a five-day training session, covering in reasonable detail, the Licensor Technology, including, without limitation, laboratory and engineering information and procedures, as further set forth in Exhibit H. Licensor will provide such technical specialists with such written educational materials as part of the training session as Licensor reasonably deems appropriate and, after the Technical Meeting, will ensure that such technical specialists are afforded ample opportunity to discuss with Licensor technicians the application of the Licensor Technology and to observe plant operations at Licensor’s facility in Jennings, Louisiana, United States. The Licensees may use Licensor training information and materials for purposes of training additional Licensee personnel after the initial training solely with respect to and in connection with the rights granted in Sections 2.1, 2.4 and any License Agreement entered into by the parties with respect to a Licensee Plant. Licensor will bear the costs and expenses of providing facilities and materials for the Technical Meeting. Each Licensee will bear its own travel, room and boarding costs and expenses.

(b) Licensor and each Licensee will designate one or more employees to serve as technical liaison (each a Technical Liaison) for each of them under this Agreement and will notify each other party in writing of the identity and address of their respective Technical Liaisons. The Technical Liaison will continue to be the primary interface for all issues under this Agreement relating to technology. No Technical Liaison will be authorized to amend or waive any provision of this Agreement. Licensor and each Licensee may each change its Technical Liaison at any time and from time to time during the term of this Agreement by notifying each other party and its Technical Liaison in writing. Each Technical Liaison may nominate a designee to act on its behalf by giving a similar notification.

(c) All information furnished by Licensor pursuant to this Section 5.1 will be subject to the confidentiality and other obligations of Section 12.1.

(d) Subject to availability, Licensor will provide mutually agreed upon support and consulting services, determined on a project by project basis, at the request and expense of each Licensee, at Licensor’s then current rates (which is at least Cost plus [***]%).

5.2 Licensor Notice of Improvements; Selected Non-Ethanol Technology. (a) Licensor will notify the Licensees in writing of any Improvements to the Licensor Technology and the Licensor Non-Ethanol Technology, if any (and regardless of how rights thereto were acquired by Licensor, including, in the event any such Improvements are assigned to Licensor by a licensee thereof), when Licensor makes such Improvements generally commercially available. Nothing in this Section 5.2(a) obligates Licensor to disclose any Confidential Information with respect to any Licensor Non-Ethanol Technology.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

(b) If, after receiving a notice of an Improvement in the Licensor Non-Ethanol Technology, a Licensee determines that such technology does not conflict or compete with technology owned or under development by such Licensee, such Licensee may elect to market such technology pursuant to Section 2.1(a)(iii), and in such event, will deliver to Licensor a written notice to such effect. Upon Licensor’s receipt of such notice, such technology will be deemed to be Selected Non-Ethanol Technology with respect to such Licensee for all purposes hereunder. Promptly after receipt of such notice, Licensor and such Licensee will mutually determine in good faith the means for Licensor to promptly provide to such Licensee such information and materials regarding such Selected Non-Ethanol Technology to enable such Licensee to properly and effectively market such Selected Non-Ethanol Technology hereunder.

5.3 Licensor Notice of Changes to Licensee Sales Market. Licensor will notify the Licensees promptly after (i) Licensor enters into negotiations with any party within the Territory with respect to Licensor Technology or Licensor Non-Ethanol Technology, or (ii) Licensor enters into any agreement pursuant to which Licensor has granted to a third party exclusive rights to the Licensor Technology or Licensor Non-Ethanol Technology in any country or countries, and will promptly deliver to the Licensees an updated Exhibit D. In the event a Licensee, acting in its capacity as a sales representative under Section 2.1(a)(iv), seeks to enter into bona fide negotiations with a potential customer, Licensor will, at such Licensee’s request, disclose to such Licensee whether Licensor is engaged in negotiations for an exclusive relationship in the country in which such potential customer is located or in which the Licensor Technology is contemplated to be used. Nothing in this Section 5.3 obligates Licensor to disclose (i) the identity of any party with which it is negotiating or has entered into an agreement, or (ii) the substance of such negotiations or agreement.

5.4 Reimbursement. Licensor agrees to reimburse the applicable Licensee (or the sublicensee, as applicable) up to $[***] of the Standard License Fee received by Licensor in the event that an independent third party designated by both the applicable Licensee and Licensor determines that the Licensor Technology used at the applicable Plant or Licensee Plant was implemented into the Plant or Licensee Plant on the basis outlined in the underlying PDP but has been demonstrated not to work to produce ethanol yields, or the Plant or Licensee Plant as designed and built will not produce the level of ethanol previously projected in the Reviewed PDP as adjusted, if at all, by Licensor in good faith, solely as a result of shortcomings in the Licensor Technology.

5.5 Cooperation. Licensor will not, without Licensees’ prior consent, amend Section 13.8 of the Master License Agreement. In the event of termination of the Master License Agreement, Licensor will cooperate with the Licensees, as may be reasonably necessary or appropriate (including joining in any legal action as a party), to assist the Licensees in enforcing their rights under Section 13.8 of the Master License Agreement.

6.	SUBLICENSING PROCESS

6.1 Identification of Prospects. If a Licensee, properly acting within its capacity as sales representative hereunder, identifies a potential business prospect (other than an Excluded Company) for the sublicensing of Licensor Technology for the construction or operation of a Plant or Selected Non-Ethanol Technology (as applicable to such Licensee), as applicable (Prospect), such Licensee will notify Licensor of such Prospect. With respect to exercising a Licensee’s non-exclusive rights under Section 2.1(a) when acting as a sales representative thereunder, Licensee must obtain Licensor’s written consent, which consent may be withheld by Licensor in its sole discretion, to market to such Prospect. Licensee will keep Licensor regularly apprised of the status of any discussions with a Prospect.

6.2 License Agreements. (a) If a Prospect decides to proceed with the sublicensing of Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee), as applicable, the Licensee will notify Licensor of such determination, providing such Prospect’s contact information and a statement as to whether such Licensee intends to act as sublicensor for such Prospect (if and to the extent permitted pursuant to Section 2.1(b)).

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

(b) With respect to licensing, within or outside the Territory, (i) Licensor Technology other than for an Ethanol Project or a Sugar Project, or (ii) Selected Non-Ethanol Technology, Licensor will determine, in Licensor’s sole discretion, whether Licensor will negotiate or otherwise enter into a License Agreement with such Prospect, and Licensor may reject any such Prospect for any reason or for no reason.

(c) (i) With respect to the sublicensing of Licensor Technology for an Ethanol Project or a Sugar Project, if a Licensee will act as sublicensor pursuant to Section 2.1(b), the Licensee may do so without Licensor’s prior consent if the sublicensing agreement executed is in the form of License Agreement set forth in Exhibit C or, if there are any changes to the sublicensing agreement, such changes do not decrease or limit the restrictions or obligations applicable to the sublicensee, or otherwise adversely affect Licensor’s rights as compared to the standard form, as set forth in such form. If a Licensee will not act as sublicensor pursuant to Section 2.1(b), Licensor will use commercially reasonable efforts to enter into a License Agreement with such Prospect. If Licensor commences negotiations with a Prospect, the applicable Licensee will cooperate in and assist Licensor with such negotiations if and to the extent reasonably requested by Licensor. Promptly upon execution of any License Agreement by a Licensee as sublicensor and a Prospect, the Licensee will forward a copy thereof to Licensor. (ii) With respect to any sublicense of Licensor Technology by a Licensee, the Licensee will (A) guarantee to Licensor, in accordance with a form of Guarantee of Collection Agreement to be agreed by the parties and entered into upon execution of the corresponding License Agreement, all fees and royalties (and late interest payments relating thereto, if applicable) to be made by the sublicensee to which Licensor is entitled under this Agreement or the applicable License Agreement and will act in a fiduciary capacity on Licensor’s behalf on an ongoing basis with respect to all such payments; (B) terminate the applicable License Agreement in the event of a material breach (unless otherwise agreed by Licensor in its discretion); and (C) commence appropriate legal proceedings against such sublicensee. Any amounts recovered as a result of such legal proceedings will be applied first to such Licensee’s reasonable costs and attorneys’ fees, then to Licensor to the extent of Licensor’s damages, and then if there is any remainder, to such Licensee. In all such cases, the Licensee will be responsible for paying the amounts to which Licensor is entitled hereunder within 30 days after the date such payments are to be made under the applicable License Agreement, and the Licensee will look to such sublicensee for reimbursement if the Licensee has not received such amounts from such sublicensee at the time the Licensee is required to make such payment to Licensor.

(d) Licensor will not be liable for any failure to achieve a fully executed License Agreement with any Prospect.

6.3 Process Development Packages. For each Ethanol Project or Sugar Project for which a Licensee acts within its capacity as sales representative or sublicensor hereunder or for each Licensee Plant Licensee will develop and provide a process development package (PDP) for the Plant or Licensee Plant. Licensee will deliver the PDP to Licensor for review and comment. Licensor will review and reasonably comment upon the PDP, and will deliver the reviewed PDP and any comments thereon (Reviewed PDP) to such Licensee. Upon commencement of operation of the Plant or Licensee Plant, or within a reasonable period of time prior thereto, Licensor will provide, upon Licensee’s request, a master culture of KO11 or other micro-organism that constitutes Licensor’s most advanced, generally commercially available ethanol production micro-organism, and reasonable technical assistance related thereto. If and to the extent any research, testing or third party engineering services are required in connection with a Reviewed PDP or technical assistance, Licensor will invoice such Licensee or the appropriate third party, as the case may be, on a Cost plus [***] percent ([***]%) basis, which invoice will be payable on a net 30 day basis. As used herein, Cost means direct labor, material, other direct costs, all applicable overhead, and cost of money.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

7.	INTELLECTUAL PROPERTY.

7.1 Proprietary Rights. (a) As between Licensor and the Licensees and except as specified in Section 7.1(b) with respect to Inventions, title to Licensor Technology and Licensor Non-Ethanol Technology will at all times remain vested in Licensor. Subject to Section 7.1(b), any and all Improvements to the Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee) developed by the Licensees and/or their Affiliates will be owned by Licensor, and each Licensee hereby assigns all of its right, title and ownership in and to all such Improvements to Licensor. In the event that any applicable law prohibits the assignment of right, title and ownership in any such Improvement to Licensor, then the applicable Licensee hereby grants Licensor a perpetual, world-wide, royalty-free right and license to use, market, display, demonstrate, modify, and incorporate such Improvements into the Licensor Technology or Selected Non-Ethanol Technology, as applicable, and to grant sublicenses to others therefor.

(b) Any and all inventions, discoveries or processes relating to the Licensor Technology or Selected Non-Ethanol Technology developed by a Licensee and/or its Affiliates which such Licensee can clearly demonstrate through documentary evidence was not derived from, based upon or developed through use of or reference to the Licensor Technology or Selected Non-Ethanol Technology (Inventions) will be owned by such Licensee, and such Licensee hereby grants Licensor a perpetual, world-wide, royalty-free right and license to use, market, display, demonstrate, modify, and incorporate such Inventions into the Licensor Technology or Selected Non-Ethanol Technology, and to grant sublicenses to others therefor.

(c) The Licensees will execute all assignments or other instruments and documents as Licensor may consider necessary or appropriate, in Licensor’s reasonable discretion, to carry out the intent of this Section 7.1.

7.2 Disclosure; Patent Prosecution. (a) Each Licensee will disclose to Licensor’s Technical Liaison, (i) within a reasonable period of time, knowledge of any Improvement to the Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee) developed by such Licensee or (ii) when Licensee makes such Invention generally commercially available, knowledge of any Invention developed by such Licensee. Any such Improvement and the license rights granted under Section 7.1(b) to any such Invention will be deemed to be part of the Licensor Technology or Licensor Non-Ethanol Technology, as applicable and will be subject to the provisions of this Agreement applicable to the Licensor Technology or Licensor Non-Ethanol Technology (but excluding, in any case, for purposes of Section 9).

(b) In the event Licensor is prohibited (under the terms of an applicable license agreement or otherwise) from incorporating into the scope of the Licensor Technology any Improvements thereto developed by any licensee thereof other than the Licensees, then Licensor shall not license, disclose or otherwise make available to any such other licensee any such Improvements or Inventions developed by the Licensees.

(c) With respect to the Licensor Technology, for every patent filed by Licensor in the United States, Licensor agrees to use commercially reasonable efforts to apply for, prosecute and maintain a corresponding patent application in Japan. In addition, if and to the extent Licensor deems that patent prosecution is appropriate with respect to any Improvement relating to Licensor Technology, Licensor will be responsible for preparing, prosecuting, issuing and maintaining appropriate patent applications in respect thereof, and Licensor will select and retain patent counsel acceptable to it for such purpose; provided that in the event that Licensor decides not to proceed with a patent application in any particular country within the Territory, Licensees may, by written notice, require Licensor to use commercially reasonable efforts to proceed with such application, at Licensees’ cost and expense. If such patent issues, Licensor will credit each Licensee’s expenses in connection with such application against such Licensee’s future payment obligations hereunder. The Licensees agree to give Licensor all reasonable assistance in obtaining any patent protection for any Improvement to Licensor Technology and Selected Non-Ethanol Technology developed by a Licensee.

(d) Except as otherwise specified in Section 7.2(c), (i) Licensor will be responsible for all expenses associated with the preparation, filing, prosecution, issuance and maintenance of patent applications and patents (as applicable) or other intellectual property protection for Licensor Technology or Improvements thereto; and (ii) nothing herein imposes any obligation upon Licensor to commence any such action or to incur any such expenses or to continue therewith once commenced.

7.3 Infringement. (a) Each Licensee will promptly inform Licensor in writing of any potential or actual infringement, of which it has knowledge, of the Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee), by one or more third parties and will provide Licensor with readily-available information relating to such infringement. In the event Licensor becomes aware of any potential or actual infringement of the Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee) in the Territory, Licensor will promptly inform the applicable Licensees thereof in writing. After any such aforementioned notice, the applicable parties will promptly confer to attempt to determine, within 45 days after such notice (the Conference Period), a mutually agreed course of action.

(b) In the event all the applicable parties mutually agree to pursue a course of action other than legal proceedings, such parties will share equally in the costs of such action, and any recovery will be distributed to the parties first to recover their costs and then divided among the parties as follows: [***]% to Licensor and [***]% (in the aggregate) to the applicable Licensee(s).

(c) In the event all the applicable parties mutually agree to pursue legal proceedings, such parties will share equally in the costs of such proceedings, and any recovery will be distributed to the parties first to recover their costs and then divided among the parties as follows: [***]% to Licensor and [***]% (in the aggregate) to the applicable Licensee(s).

(d) If the parties are unable to mutually agree upon a course of action, then:

(i) Licensor will have the right and option, but not the obligation, to bring and prosecute an infringement action, with counsel of its own choosing, to enforce its rights therein. If Licensor determines not to pursue such action, Licensor will so notify the applicable Licensee(s) within 45 days after the expiration or termination of the Conference Period, Licensor will notify the applicable Licensee(s) of its decision whether to bring and prosecute an infringement action. In the event Licensor fails to so notify, Licensor will be deemed to have elected not to exercise its option under this Section 7.3(d)(i). Licensor will keep the applicable Licensee(s) informed as to any such action which it undertakes. The costs and expenses incurred pursuant to this Section 7.3(d)(i) (including fees of attorneys and other professionals) will be borne by Licensor. The applicable Licensee(s) will cooperate with Licensor in the prosecution of such action to the extent reasonably necessary, including, without limitation, being joined as a party under F.R.C.P. 19 or other equivalent rule or law. Any award obtained in such an infringement action (whether by way of settlement or otherwise) will be paid first to Licensor and the applicable Licensee(s) to the extent of the expenses incurred by them, and then will be paid to Licensor or its licensors, as applicable.

(ii) In the event Licensor elects not to exercise its option under Section 7.3(d)(i), then the applicable Licensee(s) will have the right and option, but not the obligation, to bring and prosecute an infringement action with counsel of its/their own choosing. The applicable Licensee(s) will keep Licensor informed as to the prosecution of any such action or of its determination not to pursue such action. The costs and expenses of any action instituted pursuant to this Section 7.3(d)(ii) (including fees of attorneys and other professionals) will be borne by the applicable Licensee(s). Licensor will cooperate with the applicable Licensee(s) in the prosecution of such action to the extent reasonably necessary, including, without limitation, being joined as a party under F.R.C.P. 19 or other equivalent rule or law. Any award obtained in such an infringement action (whether by way of settlement or otherwise) will be paid first to the applicable Licensee(s) and Licensor to the extent of the expenses incurred by them, and then will be paid to the applicable Licensee(s) as agreed between them.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

(c) It is understood that Licensor is subject to certain obligations in respect of infringement matters concerning certain patents owned by University of Florida Research Foundation, Inc. (UFRFI) under the terms of the Master License Agreement, and to the extent that anything in this Section 7 conflicts with the Master License Agreement, the Master License Agreement will control.

8.	REPRESENTATIONS AND WARRANTIES.

8.1 Representations and Warranties of Licensee. Each Licensee represents and warrants to Licensor:

(a) Such Licensee (i) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (ii) has all requisite corporate power and authority to enter into this Agreement.

(b) This Agreement is a valid and binding obligation of such Licensee enforceable in accordance with its terms.

(c) Such Licensee’s employees, consultants and agents which are, become, or may reasonably be expected to become involved in the development of any Improvements to Licensor Technology or Selected Non-Ethanol Technology are subject to written agreements requiring them to disclose and assign to such Licensee any such Improvement developed by them.

(d) In the event Licensor desires to take any action to enforce any provision of any confidentiality agreement or License Agreement between Licensor and any Prospect or Affiliate of such Licensee, such Licensee will provide reasonable assistance to Licensor in connection therewith if and to the extent so requested by Licensor.

8.2 Representations and Warranties of Licensor. Licensor represents and warrants to the Licensees:

(a) Licensor (i) is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction, and (ii) has all requisite corporate power and authority to enter into this Agreement.

(b) This Agreement is a valid and binding obligation of Licensor enforceable in accordance with its terms.

(c) Licensor owns or otherwise has the right to permit the licensing of the Licensor Technology and the Selected Non-Ethanol Technology (as to the applicable Licensee) as contemplated under this Agreement and the exhibits hereto (including the intellectual property rights embodied therein), and the Licensor Technology and the Selected Non-Ethanol Technology (as to the applicable Licensee), and the use thereof as contemplated in this Agreement do not violate or infringe the intellectual property or proprietary rights of any third party; provided that each Licensee’s sole remedy for any breach of this Section 8.2(c) is infringement indemnification pursuant to Section 9.2.

(d) As of the Effective Date, to Licensor’s actual knowledge: (i) there are no pending third party patent applications which, if issued, would cover any of the Licensor Technology or the Selected Non-Ethanol Technology (as to the applicable Licensee); (ii) there are no facts or circumstances which would adversely affect the commercial utility of the Licensor Technology or the Selected Non-Ethanol Technology (as to the applicable Licensee); and (iii) no claims or proceedings against Licensor relating to the Licensor Technology or the Selected Non-Ethanol Technology (as to the applicable Licensee) have been threatened against Licensor. There are no such claims or proceedings pending against Licensor.

8.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, LICENSOR EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES BASED UPON COURSE OF DEALING OR TRADE USAGE. For clarification purposes, Licensor’s representations and warranties in Section 8.2(c) and Section 8.2(d) to the extent they relate to the Selected Non-Ethanol Technology apply only to and may be relied upon only by a Licensee only if and to the extent such Licensee has elected, pursuant to Section 5.2(b), to market in a sales representative capacity hereunder.

9.	RISK ALLOCATION

9.1 Limitation of Liability. EXCEPT FOR INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 12.1, OR FOR BREACH OF SECTION 4.9, AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 9.2 AND 9.3 WITH RESPECT TO THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

9.2 Infringement Indemnification. (a) Subject to the provisions of Section 9.4, Licensor will defend, indemnify and hold harmless the Licensees, their Affiliates, and the officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns of Licensees and such Affiliates (collectively, the Licensee Indemnitees), from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees of Licensee Indemnitee(s) and those that may be asserted by a third party) or liability (collectively, Losses) arising from or related to any third party claim that the Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee) (but excluding Improvements (to Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee)) or Inventions developed by the Licensees or other third parties) infringes or misappropriates any intellectual property right of any third party (including without limitation, any patent, copyright, trade secret or trademark); provided that Licensor will not be obligated to indemnify any Licensee Indemnitees if and only to the extent that the alleged infringement is caused by: (A) a Licensee’s (including its Affiliates and sub-distributors) or its customer’s misuse or modification of the Licensor Technology; or (B) a Licensee’s (including its Affiliates and sub-distributors) or its customer’s use of the Licensor Technology in combination with any products or materials not provided by Licensor. If the Licensor Technology (but excluding Improvements (to Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee)) or Inventions developed by the Licensees or other third parties) or its use is held to constitute an infringement or misappropriation of any third party’s intellectual property rights or if in Licensor’s opinion, any portion of the Licensor Technology (but excluding Improvements (to Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee)) or Inventions developed by the Licensees or other third parties) is, or is likely to be held to constitute, an infringement or misappropriation, Licensor will at its expense and option: (1) procure the right to continue using and sublicensing the Licensor Technology; or (2) replace or modify the Licensor Technology with a non-infringing and non-misappropriating equivalent conforming to the applicable specifications. If none of the foregoing options is economically feasible, Licensor will so notify the Licensees, and each Licensee may elect to terminate this Agreement with respect to such Licensee at its option.

(b) Subject to the provisions of Section 9.4, each Licensee (the Indemnifying Licensee) will defend, indemnify and hold harmless Licensor and the other Licensee, their respective Affiliates, and the officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns of Licensor, the other Licensee and their respective Affiliates (collectively, the Licensor/Licensee Indemnitees), from and against any Losses arising from or related to any claim by any third party that an Improvement (to Licensor Technology or Selected Non-Ethanol Technology (as applicable to the Licensee)) or Invention created by such Indemnifying Licensee infringes or misappropriates any intellectual property right of any third party (including without limitation, any patent, copyright, trade secret or trademark); provided that such Indemnifying Licensee will not be obligated to indemnify any Licensor Indemnitees if and only to the extent that such alleged infringement is caused by use of the Licensor Technology or Selected Non-Ethanol Technology (as applicable to a Licensee), in compliance with the applicable License Agreement.

9.3 Other Claims. Subject to the provisions of Section 9.4, each of Licensor, Marubeni and TSK will defend, indemnify and hold harmless each other party, its Affiliates, and the officers, directors, partners, shareholders, employees, agents, successors and assigns of such other parties and their respective Affiliates from and against any Losses imposed upon any such indemnified party by any third party arising from or related to: (a) any breach of the representations, warranties or other obligations under this Agreement of the indemnifying party; and (b) any negligence or intentional misconduct by the indemnifying party, or its employees, agents or representatives, in performing its rights or obligations under this Agreement. The foregoing indemnification action will not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of the indemnified party’s negligence, intentional misconduct or breach of this Agreement.

9.4 Procedure. To receive the benefit of indemnification under Sections 9.2 or 9.3, the indemnified party (Indemnitee) must (i) promptly provide notification of the claim and reasonable cooperation to the indemnifying party (Indemnitor); provided that failure to promptly notify Indemnitor will not limit the claim for indemnification hereunder except to the extent that such failure actually prejudices Indemnitor; (ii) tender to Indemnitor complete control of the defense, settlement and compromise of the claim; provided that Indemnitor will not settle any such claim without the consent of Indemnitee unless a full release of Indemnitee is obtained from all third party claimants; and (iii) not make any admissions to any third party regarding the claim or settle any indemnified claim except as approved by Indemnitor in writing or as required by applicable law. Indemnitee may participate in its defense at its own cost and expense and Indemnitor will consult with Indemnitee in connection with defense and settlement. The foregoing states the entire liability of either party in respect of any third party claim. Nothing contained in this provision or Agreement is, however, intended to require Indemnitor to pay to Indemnitee any amount other than (1) for the costs of Indemnitee’s defense, if Indemnitor elects not to defend; and (2) such amounts actually paid by Indemnitee to the third party claimant, if Indemnitor fails to pay the third party claimant directly for any settlement approved by Indemnitor or any finally awarded judgment in favor of the third party claimant.

9.5 Insurance. Each party will procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 9. Each party will provide the other parties with written evidence of such insurance (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party will provide any other party with written notice at least 15 days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the such other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, such other party will have the right to terminate this Agreement effective at the end of such 15-day period without notice or any additional waiting periods.

9.6 Joint and Several Liability. The Licensees will be jointly and severally liable hereunder except (a) in the case of the bankruptcy of one of the Licensees under the bankruptcy or insolvency laws of its incorporating jurisdiction, or (b) with respect to matters relating to a Selected Non-Ethanol Technology which is applicable to one Licensee (pursuant to Section 5.2(b)), but not by the other. In the cases of the aforementioned clauses (a) or (b), the Licensees will be severally liable.

10.	TERM AND TERMINATION.

10.1 Term. This Agreement will take effect as of the Effective Date and, unless sooner terminated in accordance with Section 10.2, will remain in effect for [***]. Thereafter, for so long as the Licensees continue to satisfy the Milestone Requirements, the Licensees will have the option to extend the term of this Agreement for [***] periods by providing written notice to Licensor of the Licensees’ decision to extend no later than 60 days prior to the expiration of the then-current term.

10.2 Termination. Any party may terminate this Agreement at any time upon 30 days notice to the other party in the event that any other party will have breached any of its material obligations hereunder owing to such first party and will not have cured such default prior to the expiration of the 30-day period; provided that (i) the time to cure a default will extend for up to 30 additional days if the defaulting party has promptly commenced to cure the default and continues to use commercially reasonable efforts to cure such default during the additional 30-day period; and (ii) the 30-day cure period will not be extended in the case of payment defaults. In addition, any party will have the right to terminate this Agreement upon 30 days notice if a Force Majeure Event has prevented performance by any other party of an obligation owing to such first party for more than 120 consecutive days. The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

10.3	Effect of Termination. Upon termination (including expiration) of this Agreement:

(a) Each Licensee may, after the effective date of termination, complete its role in the construction of Plants or Licensee Plants in the process of construction at the time of such termination;

(b) Upon termination of this Agreement for any reason and after the applicable wind-down period set forth in this Section 10.3 has expired, the Licensees will cease exercising the rights granted under Section 2;

(c) Following any termination of this Agreement, upon request, each party will return to each other party or certify in writing to each other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of such other party.

(d) In the event this Agreement or any license granted to Licensee under Section 2 terminates for any reason, each License Agreement then existing will continue pursuant to its terms.

(e) Termination of this Agreement will not affect rights and obligations of any party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The provisions of Sections 1, 2.6, 4.9, 7.1(a), 7.1(c), 8.3, 9, 10, 11 and 12 will survive any expiration or termination of this Agreement. No party will be entitled to damages resulting from the termination of this Agreement in accordance with this Section 10.

11.	DISPUTE RESOLUTION.

11.1 Designated Contacts. Each party will designate an individual (Representative) who will have the authority to represent such party in all matters concerning the transactions contemplated by this Agreement. All communications for purposes of this Section 11 should be addressed to the designated Representative unless otherwise agreed by the parties from time to time. The initial Marubeni Representative will be Hiroaki Torigoe. The initial TSK Representative will be Susumu Morishima. The initial Licensor Representative will be Steve Gatto. Each party may change its Representative by providing notice to the others pursuant to Section 12.6.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

11.2 Issue Resolution. In the event that any dispute arises relating to this Agreement, the Representatives will promptly meet and attempt to resolve same through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within 30 days after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then any applicable party may initiate alternative dispute resolution in accordance with Section 11.3.

11.3 Arbitration. Any controversy or claim arising between or among the parties in connection with this Agreement that cannot be resolved using the procedure specified in Section 11.1 or Section 11.2, will be resolved by binding arbitration in accordance with the terms and conditions of Sections 11.3, 11.4 and 11.5; provided, that actions by any party seeking equitable or declaratory relief may be brought in court without resort to any of the provisions of this Section 11. All arbitration will be undertaken in accordance with the federal policy in the United States favoring arbitration, as set forth in the Federal Arbitration Act, and the decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein. The arbitrator(s) will apply the law of the Commonwealth of Massachusetts and the arbitration will be held in Boston, Massachusetts.

11.4 Arbitration Procedure. Any party may demand arbitration by sending written notice to the other party or parties. The arbitration and the selection of the arbitrator(s) will be conducted in accordance with such rules as may be agreed upon by the applicable parties, or, failing agreement within 30 days after arbitration is demanded, under the Commercial Arbitration Rules of the American Arbitration Association, as such rules may be modified by this Agreement. If the applicable parties are unable to agree upon a single arbitrator within 30 days following the date arbitration is demanded, the arbitration will proceed with such number of arbitrators knowledgeable in the field of the relevant industry equal to the number of applicable parties, plus one additional arbitrator, as follows: one arbitrator will be selected by each party within ten (10) days after the conclusion of the 30-day period, and an additional arbitrator will be selected by the arbitrators who were selected by the applicable parties within ten (10) days thereafter. Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents. Responses or objections to a document request will be served 20 days after receipt of the request. The arbitrator(s) will resolve any discovery disputes.

11.5 Awards. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due). The arbitrator(s) will not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration will be of each party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties; provided that if the arbitrator(s) determine(s) that one party prevailed in the proceeding, then the other party or parties will bear the entire cost and expense of the arbitration. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party or parties are entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

12.	GENERAL PROVISIONS.

12.1 Protection of Confidential Information. (a) The receiving party (Recipient) agrees (i) to keep secret and maintain the disclosing party’s (Discloser) Confidential Information as confidential and to hold the Confidential Information in trust for the exclusive benefit of the Discloser; (ii) to segregate the Confidential Information from the Recipient’s other information and that of third parties; (iii) not to copy the Confidential Information except for internal use or except solely for the purposes expressly stated herein; (iv) to exercise all reasonable precautions to prevent unauthorized access to the Confidential Information; and (v) to return promptly to the Discloser at any time upon the Discloser’s request, any and all materials pertaining to or containing any Confidential Information. Recipient will not disclose the Confidential Information to any person or entity not a party to this Agreement other than (A) such of Recipient’s financing sources who are apprised of the confidential nature of the Confidential Information and of the restrictions set forth herein and who are bound to maintain such confidentiality on terms and conditions no less restrictive than those in this Section 12.1, and (B) such of Recipient’s strategic partners (including any Strategic Partners of the Licensees), contractors, agents or employees who (w) are bound to maintain such confidentiality on terms and conditions no less restrictive than those in this Section 12.1; (x) have a need to know the Confidential Information in connection with Recipient’s exercise and performance of its rights and obligations, respectively, hereunder; (y) are apprised of the confidential nature of the Confidential Information and of the restrictions set forth herein; and (z) are not engaged in any business that competes with Discloser.

(b) Recipient agrees (i) to use the Confidential Information solely for the performance of its obligations hereunder or for such purposes as may be expressly authorized hereunder; and (ii) not to assert any intellectual property right in any software or other invention, Information, or Information that is derivative of Confidential Information. Recipient will not attempt to (A) reverse engineer, decompile, disassemble or reverse translate any Information provided by the Discloser, (B) attempt to discover the source code or composition of or trade secrets in any such Information, (C) circumvent any technological measure that controls access to such Information; or (D) export the Information to any country if such export is prohibited, restricted or requires any license. The Confidential Information will not be used to provoke an interference with any patent application that the Discloser has filed with respect to any part of the Confidential Information, and will not be used directly or indirectly by Recipient to amend or add any claim in any patent application of any inventor to allow such claim to read on, cover, or dominate any invention (whether or not patentable) disclosed in the Confidential Information.

(c) Recipient will (i) promptly notify Discloser upon learning about any court order or other legal requirement that purports to compel disclosure of any Confidential Information and (ii) cooperate with the Discloser in the exercise of the Discloser’s right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency. Recipient may comply with any such court order or other legal requirement, but any Information so disclosed will continue to be treated as Confidential Information hereunder.

(d) Notwithstanding the foregoing, to the extent any of the parties has an obligation to provide information to UFRFI under the Master License Agreement, such disclosure will not constitute a breach of this Section 12.1.

12.2 Publicity. Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, or to a party’s legal or financial advisors, or to UFRFI, and except as otherwise agreed to by the parties hereto in writing, the parties will (a) keep the material terms of this Agreement confidential, (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld) and (c) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein. No party will use the name of any other party or any director, officer or employee of any other party or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of such other party.

12.3 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and among Licensor and the Licensees do not constitute a partnership, joint venture, franchise, agency or contract of employment. No party has any right or authority to assume or create any obligation or responsibility on behalf of or in the name of any other party or its Affiliates.

12.4 Assignment. Except in the case of assignment by any party to an Affiliate or, pursuant to a merger, consolidation or sale of substantially all of the assets or stock of such party, no party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed in the case of any assignment; provided that the proposed assignee under this Section 12.4 agrees in writing to assume all of the obligations of the assignor party under this Agreement;

further provided, that in the case of any assignment to an Affiliate under this Section 12.4, the assignor shall be not released from its obligations hereunder. It is understood that, in addition to any rights expressly and directly granted hereunder by Licensor to Strategic Partners of the Licensees, each Licensee may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates or Strategic Partners; provided that such Licensee will remain responsible for the performance of such obligations and any breach hereof by such Affiliates or Strategic Partners.

12.5 Successors and Assigns. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.6 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other will be in writing and will be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by internationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid):

If to Licensor:	If to Marubeni:
Attn: Chief Executive Officer	Attn: Toshiya Nagata, General Manager
BC International Corporation	Marubeni Corporation
990 Washington Street, Suite 104	4-2, Ohtemachi 1-Chome
Dedham, MA 02026	Chiyoda-Ku, Tokyo
United States	Japan
Fax: (781) 461-2626	Fax: 81-(0)3-3282-3389

If to TSK:
Attn: Susumu Morishima, Executive Officer
Tsukishima Kikai Co., Ltd.
17-15 Tsukuda, 2-Chome
Chuo-Ku, Tokyo
104-0051 Japan
Fax: 81-(0)3-5560-6591

or to such other place as any party may designate as to itself by written notice to the other parties.

12.7 Governing Law. This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America, to the exclusion of both its rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

12.8 Waiver. No provision of or right under this Agreement will be deemed to have been waived by any act or acquiescence on the part of any party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by any party of any breach of this Agreement by any other party will be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

12.9 Severability. In the event any provision of this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

12.10 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement will prevail.

12.11 Entire Agreement; Amendment. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, among the parties not contained in this Agreement or incorporated by reference in this Agreement will be of any force or effect. No amendment, agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) will be binding upon any party unless it is in a writing specifically referring to this Agreement and signed by the duly authorized representative of the applicable party.

12.12 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and will not limit or affect the meaning or construction of the terms and conditions hereof.

12.13 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular will include the plural, and each masculine, feminine and neuter reference will include and refer also to the others, unless the context otherwise requires.

12.14 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement will not be construed against any party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

12.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. In making proof of this Agreement, it will not be necessary to produce or account for more than one such counterpart.

12.16 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure Event affecting such party, that obligation will be suspended during the continuance of the Force Majeure Event to the extent the affected party uses commercially reasonable efforts to mitigate the condition.

12.17 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Joint Development and Technology Transfer Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement as of the Effective Date intending it to take effect as an instrument under seal.

BC INTERNATIONAL CORPORATION		MARUBENI CORPORATION

By:	/s/ Stephen Gatto	By:	/s/ Takami Honda
	Stephen Gatto		Takami Honda
	President and CEO		General Manager, Production Machinery Department

TSUKISHIMA KIKAI CO., LTD.

By:	/s/ Ryuji Tahara
Ryuji Tahara
President and CEO

Attachments

Exhibit A – Description of Process

Exhibit B – Patents, Patent Application(s) and Identified Intellectual Property

Exhibit C – Forms of License Agreement

Exhibit D – Excluded Countries

Exhibit E – Jennings Engineering Documents

Exhibit F – Strategic Partners

Exhibit G – Master License Agreement

Exhibit H – Technical Meeting Agenda

Exhibit I – Sugar Companies

Exhibit J – Standardized Process Development Package

Exhibit A

Description of Process

The process of using [***] to produce ethanol, including the following stages:

[***]

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

Exhibit B

Patents, Patent Application(s) and Identified Intellectual Property

Serial Number Patent Number Country	Serial Number Patent Number Country	Serial Number Patent Number Country	Serial Number Patent Number Country
08/833,435 United States	92 90 1454.6 0560885 Austria	241970 241970 New Zealand	08/363,868 5,821,093 United States

PCT/US98/06423 PCT	92 90 1454.6 0560885 Belgium	44050 Philippines	09/134,403 6,107,093 United States

68758/98 Australia	932559 Finland	07/946,290 5,487,989 United States	09/620,060 United States

2285312 Canada	92 90 1454.6 0560885 Switzerland	08/026,051 5,554,520 United States	09/579,395 United States

98 91 43 97.9 Europe	92 90 1454.6 0560885 Denmark	93114096.x China	PCT/US00/14773 PCT

729/MAS/98 India	92 90 1454.6 0560885 Germany	08/220,072 5,482,846 United States	09/390,479 United States

10/542879 Japan	92 90 1454.6 0560885 Europe	08/475,925 5,916,787 United States	PCT/US00/22700 PCT

1-1998-00775 Philippines	501565/92 Japan	09/290,463 United States	60/214,137 United States

98/2740 98/2740 South Africa	99-7007825 Korea	08/834,901 6,102,690 United States	60/219,913 United States

08/879,005 6,130,076 United States	92 90 1454.6 0560885 Spain	09/638,256 United States	07/200,110 5,162,516 United States

09/616,698 United States	43582 Philippines	PCT/US98/06331 PCT	PI 1101165-3 Brazil

07/274,075 5,028,539 United States	92 90 1454.6 0560885 France	38737/98 Australia	08/748,281 United States

08/352,062 5,000,000 United States	07/846,344 5,424,202 United States	2285670 Canada	314,798 242,634 Argentina

PCT/US92/01807 PCT	730/MAS/98 India	PI 101173-4 Brazil	17794/92 672748 Australia

10/542863 Japan	609,829 1,335,430 Canada	47441/99 Australia	1-1998-0776 Philippines

93004503 Ukraine	9205782 Brazil	98/2741 98/2741 South Africa	PCT/US91/08835 (WO92/10561) PCT

Serial Number Patent Number Country	Serial Number Patent Number Country	Serial Number Patent Number Country	Serial Number Patent Number Country
2106377 Canada	08/834,900 United States	92 90 1454.6 0560885 Great Britain	92101877.0 China

PCT/US98/06405 PCT	90988/91 668677 Australia	92 91 0933.8 Europe	68752/98 Australia

61946/96 694674 Australia	934087 Finland	2286334 Canada	18586/99 Australia

509941/92 Japan	98 91 4390.4 Europe	92 90 1454.6 0560885 Greece	93-702803 Korea

731/MAS/98 India	PI 9107210 Brazil	931251 194048 Mexico	10/542878 Japan

2,097,803 Canada	P933178 Norway	1-1998-00774 Philippines	92 90 1454.6 0560885 Italy

98/2742 98/2742 South Africa	69131015.7-08 0560885 Netherlands	08/218,914 5,602,030 United States	92 90 1454.6 0560885 Sweden

60/214,099 United States

Exhibit C

Forms of License Agreement

To be agreed upon by the parties promptly after the Effective Date and attached hereto and made a part hereof.

Exhibit D

Excluded Countries

[***]

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

Exhibit E

Jennings Engineering Documents

1.	Pilot plant

Existing:

P & ID

Equipment drawing

Equipment data sheet

Layout

2.	Existing plant (Grain Alcohol Plant, Jennings)-→ to the extent they are available

P & ID

Equipment drawing

Equipment data sheet

Layout

3.	Available drawings for [***] equipment to be used in the Jennings Project -→ to the extent they are available

Equipment drawing

[***]

P & ID

[***]

Instrument data sheet

Equipment data sheet

4.	Existing Documents of the Jennings Biomass Project

[***]

Equipment list

Equipment datasheet

Layout

Design basis for each unit capacity, operation (continuous or batch, sterilization)

5.	Design book of the biomass project (to be supplied after it is developed by the EPC contractor during the execution of the commercial biomass project)

Same as 4 above

P & ID

Instrument datasheet

Interlock or sequence of control

Equipment drawing

Piping drawing

Detail layout

Exhibit F

Strategic Partners

None.

Exhibit G

Master License Agreement

Please see attached.

Exhibit H

Technical Meeting Agenda

Microorganism

Technology	Ethanol production using [***].
Operation

All of the handling procedure of KO11 including following operations

☐ basic handling ([***])

☐ preparation of medium ([***] )

☐ preparation of [***]

☐ [***] (lab scale and pilot scale)

☐ sampling, measurement of ethanol and other ingredients

☐ Other needed operation for ethanol [***]

Aim	For TSK to learn all aspects of how to utilize the organism, received as a master culture, for commercial ethanol production.
Means

Disclosure of bench and pilot scale test results and procedures concerning ethanol production (including oral explanation by Licensor researchers)

Demonstration of procedures for handling of KO11

Instruction

Place	Licensor’s R & D facility at Jennings, LA
Persons	Licensor: 1-2 researchers TSK: 1-2 engineers

Operation of Pilot Plant:

Technology	Ethanol production technology from biomass on pilot scale.

Operation	Feedstock: [***] Unit Operations: Material handling [***] [***] [***] [***] Etc.

Aim	TSK’s engineer can design and operate the equivalent pilot plant to Licensor’s.

Means

-        disclosure of all of Licensor’s design documents, operation documents, and test results concerning ethanol production

-        demonstration and instruction by Licensor’s engineers

☐   -  discussion about the pilot plant engineering documents

Place	Licensor’s pilot plant (Louisiana)

Persons	Licensor: 1-2 engineers TSK: 1-2 engineers

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

Exhibit I

Sugar Companies

[***]

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

*Exhibit J

Standardized Process Development Package

-	Process Design Basis

-	Project Description

-	Process Flow Diagrams

-	Material Balance

-	Piping & Instrumentation Diagrams

-	Equipment Specs

¡	Critical – detailed package

¡	Non-critical – summary package

-	Utility Flow Diagrams

-	Utility Consumptions List

-	Chemicals Specifications

-	Instrument Data Sheets

-	Preliminary Layout

-	Plant Effluent Data

-	Control Philosophy

-	Specification of Laboratory Equipment

Memorandum

July 10, 2001

In connection with that certain Joint Development and Technology Transfer Agreement, dated as of even date herewith (the “Agreement”), BC International Corporation (“BCI”) shall perform the following services in connection with project development in Thailand, up to the cost to BCI of US$[***]:

-	Provision of standardized process development package

-	Delegation of BCI’s engineers to Thailand and Japan

-	Pilot test works by means of pilot plants at BCI’s Louisiana facility

The cost of additional works exceeding US$[***] shall be borne by Marubeni Corporation/Tsukishima Kikai Co., Ltd.

BC International Corporation	Tsukishima Kikai Co., Ltd.	Marubeni Corporation

/s/ Stephen Gatto	/s/ Koji Miwa	/s/ Hiroaki Torigoe
Stephen Gatto	Koji Miwa	Hiroaki Torigoe
President	Senior Manager	General Manager

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION FILED SEPARATELY WITH THE COMMISSION.

Exhibit 10.28 (continued)

BC INTERNATIONAL CORPORATION

February 24, 2006

Marubeni Corporation

4-2, Ohtemachi 1-Chome

Chiyoda-Ku, Tokyo, Japan

Attention: Mr. Hiroo Tamba

Marubeni Techno-Systems Corp.

Ochanomizu-Kyoun BLDGl,

2-2, Kanda-Surugadai

Chiyoda-Ku, Tokyo, Japan

Attention: Mr. Hiroaki Torigoe

Marubeni America Cooperation

450 Lexinton Avenue,

New York, NY 10017-3984

Attention: Mr. Shigeyuki Koike

Dear Sirs:

Reference is made to:

(i)	the Joint Development and Technology Transfer Agreement dated as of July 10, 2001 (the “Technology Agreement”) by and among BC International Corporation, a Delaware corporation (“BCI” or “Licensor”), Marubeni Corporation, a Japanese corporation (“Marubeni”), and Tsukishima Kikai Co., Ltd., a Japanese corporation (“TSK”); and

(ii)	the letter agreements dated January 9, 2006 and January 24, 2006 among BCI, Marubeni and TSK (the “Letter Agreement”).

In connection with the development and negotiation of the relationship contemplated by the Technology Agreement, BCI agreed to pay Marubeni Techno-Systems Corp. (“MTS”) and Marubeni America Corporation (“MAC”) a structuring fee. Marubeni, MTS and MAC (“Marubeni Group”) and BCI are entering into this letter agreement to confirm their agreement regarding the payment of this fee, as follows:

1.	MTS, MAC and BCI acknowledge and agree that $[***] of the outstanding structuring fee remain outstanding (the “Outstanding Fee”).

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2.	Marubeni Group and BCI agree that the Outstanding Fee will be payable solely in the form of credits against future payments due from Marubeni Group under the Technology Agreement attributable to upfront license fees payable with respect to future Plants (other than the [***] referred to in the Letter Agreement), with Marubeni Group receiving a credit of $[***] for each applicable Plant until the total credit is exhausted.

Capitalized terms used in this letter without definition have the meanings given to such terms in the License Agreement.

Please sign where indicated below to confirm that the foregoing correctly describes our agreement.

Very truly yours,

BC INTERNATIONAL CORPORATION

By:	/s/ Michael Dennis
Name:	Michael Dennis
Title:	President and CEO

AGREEMENT CONFIRMED:

MARUBENI CORPORATION

By:	/s/ Hiroo Tamba
Name:	Hiroo Tamba
Title:	General Manager Environmental Machinery Department

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2

Marubeni Techno-Systems Corp.

By:	/s/ Hiroaki Torigoe
Name:	Hiroaki Torigoe
Title:	Senior Corporate Officer Business Development

Marubeni America Corporation

By:	/s/ Takuji Harada
Name:	Takuji Harada
Title:	Vice President & General Manager Transportation & Industrial Machinery Unit

3

Exhibit 10.28 (continued)

BC International Corporation

January 24, 2006

Marubeni Corporation

4-2, Ohtemachi 1-Chome

Chiyoda-Ku, Tokyo, Japan

Attention: Mr. Hiroo Tamba

Tsukishima Kikai Co., Ltd.

17-15 Tsukuda, 2-Chome

Chuo-Ku, Tokyo 1040051, Japan

Attention: Mr. Koji Miwa

Dear Messrs. Tamba and Miwa:

Reference is made to the Joint Development and Technology Transfer Agreement dated as of July 10, 2001 (the “Agreement”) by and among BC International Corporation, a Delaware corporation (“BCI” or “Licensor”), Marubeni Corporation, a Japanese corporation (“Marubeni”), and Tsukishima Kikai Co., Ltd., a Japanese corporation (“TSK”). Capitalized terms used in this letter without definition have the meanings given to such terms in the Agreement.

Marubeni and TSK are in the process of developing [***] that will use the Licensor Technology. One project is a plant to be developed in Thailand, using [***] feedstocks and expected to have a capacity of approximately [***] gallons of ethanol per year. This project is expected to be majority owned by [***] (the “Thai Owner” and collectively with the other owners, “The Project Entity”). This project is referred to in this letter agreement as the “Specific Project”.

Marubeni has requested that BCI modify some of the terms of the Agreement as they relate to this Specific Project and to address certain other issues under the Agreement. BCI is willing to make these accommodations on the terms outlined in this letter.

Accordingly, this letter will confirm our agreement as follows:

1. Structure. BCI will elect to either provide a license directly to the Project Entity for the Specific Project or to enter into a license with the Licensee permitting the Licensee to enter into sublicenses with the Project Entity for the Specific Project (in either case, the “Project License Agreement”). Except as specifically provided in this letter, the Project License Agreement will have the terms contemplated by the Agreement.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2. Royalties and Licensees. Each Project License Agreement will have the following terms:

•

Each Project Entity will pay an up-front license fee equal to $[***]. These license fees will be payable directly or indirectly to BCI and will be paid on the date construction commences at the applicable Specific Project. No licensing fees will be paid to either Marubeni or TSK.

•	The Project License Agreements will provide for a royalty equal [***]. All of such royalties will be paid directly to Licensor.

3. Initial Milestone. Promptly after the date hereof, BCI and Marubeni will enter into a License Agreement for the Demonstration Plant as contemplated by the Agreement. Upon execution of such License Agreement, Marubeni and TSK will be deemed to have met the milestone set forth in Section 2.5(b) of the Agreement.

4. Subsequent Milestones. BCI acknowledges that, pursuant to the proviso of Section 2.5(c) of the Agreement, the Initial Marketing Period has not yet expired, and will run until the commencement of commercial production of ethanol at a Plant meeting the requirements of such proviso.

5. Technical Information. (a) In addition to providing information to BCI as provided in the Agreement, including without limitation Sections 4.5 and 7.2 of the Agreement, Marubeni and TSK agree to provide to BCI upon request and no less often than quarterly, information regarding the development of the Licensor Technology and the development of the Specific Project and any other Plants being developed by the Licensee or its sublicensees. This information will include specifications, plans, designs, drawings, research results and results obtained from operating the Demonstration Plant.

(b) Subject to any applicable restrictions on confidentiality or use, BCI agrees to provide Marubeni and TSK, upon request, updates regarding the development of the Licensor Technology and the development of any Plants being developed by BCI.

5. Other Provisions of Agreement. Except as expressly amended by this letter agreement, all other provisions of the Agreement shall remain unchanged and continue in full force and effect.

Please sign where indicated below to confirm that the foregoing correctly describes our agreement.

Very truly yours,

BC INTERNATIONAL CORPORATION

By:	/s/ Michael Dennis
Name:	Michael Dennis
Title:	President & CEO

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2

AGREEMENT CONFIRMED:

MARUBENI CORPORATION

By:	/s/ Hiroo Tamba
Name:	Hiroo Tamba
Title:	General Manager
Environmental Machinery Department

TSUKISHIMA KIKAI CO., LTD.

By:	/s/ Koji Miwa
Name:	Koji Miwa
Title:	Executive Officer & General Manager
Bio Business Development Department

3

Exhibit 10.28 (continued)

BC INTERNATIONAL CORPORATION

January 9, 2006

Marubeni Corporation

4-2, Ohtemachi 1-Chome

Chiyoda-Ku, Tokyo, Japan

Attention: Mr. Hiroo Tamba

Tsukishima Kikai Co., Ltd.

17-15 Tsukuda, 2-Chome

Chuo-Ku, Tokyo 1040051, Japan

Attention: Mr. Koji Miwa

Dear Messrs. Tamba and Miwa:

Reference is made to the Joint Development and Technology Transfer Agreement dated as of July 10, 2001 (the “Agreement”) by and among BC International Corporation, a Delaware corporation (“BCI” or “Licensor”), Marubeni Corporation, a Japanese corporation (“Marubeni”), and Tsukishima Kikai Co., Ltd., a Japanese corporation (“TSK”). Capitalized terms used in this letter without definition have the meanings given to such terms in the Agreement.

Marubeni and TSK are in the process of developing [***] that will use the Licensor Technology. One project is to be based in Japan, will use [***] as a feedstock and is expected to have a capacity of approximately [***] gallons of ethanol per year. Marubeni will have an equity stake in this special purpose entity that owns this project (the “Project Entity”), but will not own a majority of the equity. This project is referred to in this letter agreement as the “Specific Project”.

Marubeni has requested that BCI modify some of the terms of the Agreement as they relate to this Specific Project and to address certain other issues under the Agreement. BCI is willing to make these accommodations on the terms outlined in this letter.

Accordingly, this letter will confirm our agreement as follows:

1. Structure. BCI will elect to either provide a license directly to the Project Entity for the Specific Project or to enter into a license with the Licensee permitting the Licensee to enter into sublicenses with the Project Entity for the Specific Project (in either case, the “Project License Agreement”). Except as specifically provided in this letter, the Project License Agreement will have the terms contemplated by the Agreement.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2. Royalties and Licensees. The Project License Agreement will have the following terms:

•

The Project Entity will pay an up-front license fee equal to $[***]. This license fees will be payable directly or indirectly to BCI and will be paid on the date construction commences at the applicable Specific Project. No licensing fees will be paid to either Marubeni or TSK.

•	The Project License Agreement will provide for a royalty equal to [***]. All of such royalties will be paid directly to Licensor.

3. Initial Milestone. Promptly after the date hereof, BCI and Marubeni will enter into a License Agreement for the Demonstration Plant as contemplated by the Agreement. Upon execution of such License Agreement, Marubeni and TSK will be deemed to have met the milestone set forth in Section 2.5(b) of the Agreement.

4. Subsequent Milestones. BCI acknowledges that, pursuant to the proviso of Section 2.5(c) of the Agreement, the Initial Marketing Period has not yet expired, and will run until the commencement of commercial production of ethanol at a Plant meeting the requirements of such proviso.

5. Technical Information. (a) In addition to providing information to BCI as provided in the Agreement, including without limitation Sections 4.5 and 7.2 of the Agreement, Marubeni and TSK agree to provide to BCI upon request and no less often than quarterly, information regarding the development of the Licensor Technology and the development of the Specific Projects and any other Plants being developed by the Licensee or its sublicensees. This information will include specifications, plans, designs, drawings, research results and results obtained from operating the Demonstration Plant.

(b) Subject to any applicable restrictions on confidentiality or use, BCI agrees to provide Marubeni and TSK, upon request, updates regarding the development of the Licensor Technology and the development of any Plants being developed by BCI.

***	CONFIDENTIAL TREATMENT REQUESTED. INFORMATION SEPARATELY FILED WITH THE COMMISSION.

2

5. Other Provisions of Agreement. Except as expressly amended by this letter agreement, all other provisions of the Agreement shall remain unchanged and continue in full force and effect.

Please sign where indicated below to confirm that the foregoing correctly describes our agreement.

Very truly yours,

BC INTERNATIONAL CORPORATION

By:	/s/ Michael Dennis
Name:	Michael Dennis
Title:	President & CEO

AGREEMENT CONFIRMED:

MARUBENI CORPORATION

By:	/s/ Hiroo Tamba
Name:	Hiroo Tamba
Title:	General Manager Environmental Machinery Department

TSUKISHIMA KIKAI CO., LTD.

By:	/s/ Koji Miwa
Name:	Koji Miwa
Title:	Executive Officer & General Manager Bio Business Development Department

3